EXHIBIT 99.1

Berkshire Hills and Commerce Bancshares Announce Receipt of Regulatory Approvals and Targeted Closing Date of Pending Merger

PITTSFIELD, MA AND WORCESTER, MA, October 3, 2017. Berkshire Hills Bancorp, Inc.  (NYSE:  BHLB) and Commerce Bancshares Corp. announced today that all regulatory approvals relating to the merger of Commerce with and into Berkshire have been received.  Commerce shareholders previously approved the merger at a special meeting of shareholders on September 21, 2017.  The merger is targeted to close on or about October 13, 2017.
With this acquisition, Berkshire will add sixteen branches in the Worcester and Boston areas.  The merger further adds approximately $1.9 billion in assets, allowing Berkshire to fully absorb the earnings impacts associated with crossing $10 billion in assets, based on expected operations after merger integration is completed.
As previously announced, upon completion of the merger, Commerce shareholders will be entitled to receive 0.93 shares of Berkshire common stock for each share of Commerce common stock.  The exchange ratio is fixed and the transaction is expected to qualify as a tax-free exchange for shareholders of Commerce Bancshares Corp.  Merger consideration is expected to include non-voting, convertible preferred stock pursuant to the terms of the merger agreement.
ABOUT BERKSHIRE HILLS
Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank®. The Company has approximately $9.6 billion in assets, 97 full service branches in Massachusetts, New York, Connecticut, Vermont, New Jersey, and Pennsylvania providing personal and business banking, insurance, and wealth management services. The Company also offers mortgages and specialized commercial lending services in targeted national markets. For more information visit www.berkshirebank.com.

ABOUT COMMERCE BANCSHARES
Commerce Bank, headquartered in Worcester, Massachusetts, was founded in 1955 and acquired in 1993 by David "Duddie" Massad.  Serving as a community bank in the Worcester and Boston areas, Commerce has approximately $1.9 billion in assets and 16 branches.  Commerce offers middle-market lending, specialty finance services, and maintains relationships with multiple Payroll Service Bureau customers.  For more information, visit www.bankatcommerce.com.

FORWARD LOOKING STATEMENTS
This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the planned merger of Berkshire and Commerce. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire and Commerce, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire and Commerce are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire files with the Securities and Exchange Commission.
CONTACTS
Investor Relations: Allison O'Rourke; Executive Vice President, Finance; 413-236-3149
Media:  Elizabeth Mach; Senior Vice President, Marketing Officer; 413-445-8390